EXHIBIT 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                FOURTH QUARTER AND YEAR 2002 EARNINGS RESULTS

 DALLAS, Texas, (March 10, 2003) - Hallmark Financial Services, Inc., ("The Company") today reported operating results for the fourth quarter and the year ended December 31, 2002. Net loss for the quarter ended December 31, 2002 was $388,000 ($0.04 per share) as compared to a net loss of $217,000 ($0.02 per share) for the same period in 2001. For the year ended December 31, 2002, the Company reported a net loss of $1,671,000, or ($0.15 per share), as compared to a net loss of $1,130,000, or ($0.10 per share), for the 2001 fiscal year. Excluding the cumulative effect of a change in accounting principle for SFAS No. 142, earnings for the year ended December 31, 2002 would have been $23,000.

 Total revenues were $8,690,000 and $25,797,000 for the fourth quarter and year ended December 31, 2002, respectively, as compared to $4,854,000 and $22,002,000 for the corresponding 2001 periods.

 The Company's fourth quarter 2002 earnings were unfavorably impacted by additional audit and legal fees associated with recent acquisitions, an increase in bad debt allowances and a strengthening of loss reserves at the American Hallmark Insurance Group. The improvement in operating earnings for the full year 2002, as compared to 2001, reflected improved loss ratios at the American Hallmark Insurance Group primarily as a result of increases in premium rates.

 During fiscal 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." This statement requires that the Company identify its reporting units and then, at least annually, measure the amount of impairment, if any, based on a comparison of the fair value of a reporting unit to its carrying value. In connection with the adoption of SFAS No. 142, the Company determined that goodwill as of January 1, 2002, had been impaired by $1,694,000. This goodwill adjustment was effective as of January 2002, but was made during the fourth quarter of 2002 and is reflected in the year end results. The adjustment is a non-cash charge booked as a cumulative effect of a change in accounting principle. The Company performed its testing again as of December 31, 2002 and noted no further impairment.

 "During the fourth quarter of 2002 and into 2003, we have diversified our earnings base through acquisitions of Millers General Agency, Inc. and Phoenix Indemnity Insurance Company. We expect the acquisitions, along with operational enhancements that have already occurred at the American Hallmark Insurance Group, to improve earnings for the Company during 2003," stated Mark E. Schwarz, Chairman and CEO.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Dallas, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
             Timothy A. Bienek, President and COO at 972.866.5708
                             www.hallmarkgrp.com
                             -------------------

                      HALLMARK FINANCIAL SERVICES, INC.
                        AND CONSOLIDATED SUBSIDIARIES
             (In thousands, except earnings per share and shares
                                outstanding)
                         Selected Operating Results


                                               Twelve Months Ended December 31
                                               -------------------------------
                                                    2002            2001
                                                 -----------     -----------
 Gross Premiums Written                         $     51,643    $     49,614

 Total Revenues                                 $     25,797    $     22,002

 Pretax Income (Loss)                           $         37    $     (1,674)
 Income Tax Expense (Benefit)                   $         14    $     (  544)
 Net Income (Loss) before Cumulative Effect
   of a Change in Accounting Principle          $         23    $     (1,130)
 Cumulative Effect of a Change in Accounting
   Principle                                    $     (1,694)   $          -
 Net Loss                                       $     (1,671)   $     (1,130)

 Basic and Diluted Earnings Per Share           $     ( 0.15)   $     ( 0.10)

 Weighted Average Shares Outstanding              11,049,133      11,049,133
                                                 ===========     ===========


                                               Three Months Ended December 31
                                               ------------------------------
                                                    2002            2001
                                                 -----------     -----------
 Gross Premiums Written                         $     14,101    $     10,695

 Total Revenues                                 $      8,690    $      4,854

 Pretax (Loss)                                  $     (  587)   $     (  308)
 Income Tax Benefit                             $     (  199)   $     (   91)
 Net Loss                                       $     (  388)   $     (  217)

 Basic and Diluted Earnings Per Share           $     ( 0.04)   $     ( 0.02)

 Weighted Average Shares Outstanding              11,049,133      11,049,133
                                                 ===========     ===========